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                                                                    Exhibit 3.29




                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF


                       ISP NEWCO GLOBAL TECHNOLOGIES INC.

                         ADOPTED IN ACCORDANCE WITH THE
                        PROVISIONS OF SECTION 242 OF THE
                        DELAWARE GENERAL CORPORATION LAW



        It is hereby certified that:

        1. The present name of the corporation (the "Corporation") is ISP Newco Global Technologies Inc.

        2. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on June 14, 2001.

        3. Article First of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                "The name of the corporation (hereinafter called the "Corporation") is ISP Global Technologies Inc."

        4. The foregoing amendment was declared advisable by a resolution duly adopted by unanimous written consent of the directors of the Corporation dated June 27, 2001, and was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the affirmative vote of the sole stockholder of the Corporation.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Richard A. Weinberg, its Executive Vice President, General Counsel and Secretary, this 27th day of June, 2001.



                                            ISP NEWCO GLOBAL TECHNOLOGIES INC.





                                            By:  /s/ Richard A. Weinberg
                                                 ----------------------------
                                                 Richard A. Weinberg
                                                 Executive Vice President,
                                                 General Counsel and Secretary


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                          CERTIFICATE OF INCORPORATION

                                       OF

                       ISP NEWCO GLOBAL TECHNOLOGIES INC.
                     ---------------------------------------




                THE UNDERSIGNED, being a natural person for the purposes of organizing a corporation under the General Corporation Law of the State of Delaware, hereby certifies that:

                FIRST: The name of the Corporation is ISP Newco Global Technologies Inc.

                SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

                THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

                FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000, all of which shares shall be Common Stock having a par value of $.001.

                FIFTH: The name and mailing address of the incorporator is Shelley A. Sorkin, c/o ISP Management Company, Inc., 1361 Alps Road, Wayne, New Jersey 07470.

                SIXTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in these articles of incorporation, By-laws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any By-laws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

                SEVENTH: (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


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                (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt By-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

                IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on this 14th day of June, 2001.


                                         /s/Shelley A. Sorkin
                                         --------------------
                                            Shelley A. Sorkin
                                            Sole Incorporator















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